Exhibit 99.2
Fidelity National Title Group, Inc.
LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS
Offer to Exchange
Any and All of the Outstanding

7.30% Fidelity National Financial notes due 2011 (CUSIP 316326AC1) for 7.30% Fidelity National Title Group notes due 2011	5.25% Fidelity National Financial notes due 2013 (CUSIP 316326AD9) for 5.25% Fidelity National Title Group notes due 2013 and Solicitation of Consents for Amendment of the Related Indenture
THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER      , 2005 (REFERRED TO AS THE “INITIAL EXPIRATION TIME”), UNLESS EXTENDED OR EARLIER TERMINATED. FIDELITY NATIONAL TITLE GROUP, INC. MAY EXTEND THE EXPIRATION FOR EITHER SERIES OF NOTES WITHOUT EXTENDING ANY SUCH TIME FOR THE OTHER SERIES OF NOTES. NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE INITIAL EXPIRATION TIME, BUT NOT THEREAFTER.
To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:
      We are offering to exchange all of the notes of Fidelity National Financial, Inc. (“FNF”) of each series listed above for new Fidelity National Title Group, Inc. (“FNT”) notes (the “Exchange Offers”), on the terms and subject to the conditions set forth in our enclosed Prospectus and Consent Solicitation Statement (the “Prospectus”).
      We are asking you to contact your clients for whom you hold any of these notes. For your use and for forwarding to those clients, we are enclosing the Prospectus, the related Letter of Transmittal and Consent and a letter to holders summarizing the Exchange Offers. We will not pay you any fees or commissions for soliciting acceptances of the Exchange Offers. However, we will reimburse you for customary mailing and handling expenses incurred by you in forwarding these materials to your clients.
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. Please note that the Exchange Offers will expire at the initial expiration time, unless extended or earlier terminated. The Exchange Offers are subject to certain conditions. Please see the section of the Prospectus entitled “The Exchange Offers — Conditions to the Exchange Offers and Consent Solicitations.”
      If you or your clients would like to tender pursuant to the Exchange Offers any notes you hold, you may do so through DTC’s ATOP program or by following the instructions that appear in the Prospectus and in the related Letter of Transmittal and Consent. If you tender through ATOP you do not need to complete the Letter of Transmittal and Consent.
      If you have questions about the Exchange Offers or procedures for tendering, you should call the Dealer Manager or the Information Agent at one of their telephone numbers listed below. If you would like additional copies of the Prospectus and the Letter of Transmittal and Consent, you should call the Information Agent at its telephone number set forth below.

Very truly yours,

Fidelity National Title Group, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU AS THE AGENT OF THE COMPANY OR THE DEALER MANAGER, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
The Information Agent for the Exchange Offers is:
D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers call: (212) 269-5550 (collect)
All others call toll free: (800) 848-2998
The exclusive Dealer Manager for the Exchange Offers is:
Lehman Brothers
Attention: Liability Management Group
Radoslav Antonov
745 Seventh Avenue
New York, New York 10019
Collect: (212) 528-7581
Toll free: (800) 438-3242

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